UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2021

QUANTUM-SI INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-39486	85-1388175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 458-7100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QSI	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	QSIAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2021, Quantum-Si Incorporated (the “Company”) entered into a Lease Agreement (the “Lease”) with Winchester Office LLC (the “Landlord”) for approximately 65,000 rentable square feet consisting of the entire 3rd and 4th floors and a portion of the 1st floor of the building located at 115 Munson Street (the “Premises”). The Premises covered by the Lease will be developed to serve as the Company’s new headquarters in New Haven, Connecticut.

Landlord shall deliver possession of the Premises to the Company within seven (7) days after the date of the Lease. The term of the Lease (the “Initial Term”) shall commence on the date of such delivery (the “Commencement Date”) and end on the expiration of one hundred twenty (120) full calendar months from the Rent Commencement Date, as defined below. The Company has the option to extend the Initial Term for two (2) additional five (5) year periods, subject to the terms of the Lease.

The Company will be obligated to pay base rent (“Base Rent”) in the amount of $191,071.50 per month beginning one hundred eighty (180) days after the Commencement Date (the “Rent Commencement Date”) and for twelve (12) months following the Rent Commencement Date.  Thereafter, annual Base Rent shall increase annually by two and one-half percent (2.5%) on each anniversary of the Rent Commencement Date.   In the event the Company exercises its option to extend the Initial Term, the Lease provides for monthly rent payments during the first year of such renewal term at the then-current fair market rent as determined in accordance with the Lease, and thereafter the base rent during each renewal term shall increase two and one-half percent (2.5%) annually. In addition to Base Rent, the Lease requires the Company to pay its proportionate share (52.60%) of additional rent amounts for taxes, insurance, maintenance and other operating expenses.

The Lease includes various covenants, indemnities, termination rights, and other provisions customary for lease transactions of this nature, including the delivery by the Company of a security deposit in the amount of $573,214.50 concurrent with the Company’s execution of the Lease. The Lease also contains customary events of default that, among other things, entitle the Landlord to terminate the Lease and recover from the Company all rent payments and other amounts payable as of the date of termination and that would otherwise be payable for the remainder of the term of Lease, plus certain additional costs and expenses arising from the termination. The specified events of default include, among other things, nonpayment of rent or other amounts due and payable by the Company under the Lease, an uncured breach of a covenant under the Lease, an assignment to the benefit of creditors, and certain bankruptcy and insolvency events.

The foregoing summary of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 4, 2022, the Company issued a press release announcing its entry into the Lease. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information set forth in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Lease Agreement between Quantum-Si Incorporated and Winchester Office LLC, dated December 28, 2021

99.1	Press Release, dated January 4, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM-SI INCORPORATED

	By:	/s/ John Stark
	Name:	John Stark
	Title:	Chief Executive Officer

Date: January 4, 2022